Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of January 1, 2005, by and between Virginia Savings Bank, F.S.B., a Federal savings bank (the “Bank”), and W. Michael Funk (the “Officer”).

The parties, intending to be legally bound, agree as follows:

1. Employment and Acceptance. The Officer shall be employed as Executive Vice President and Chief Executive Officer of the Bank. The Officer shall have the duties and responsibilities that are commensurate with his position and shall also render such other services and duties as may be reasonably assigned to him from time to time by the Bank, consistent with his position with the Bank. The Officer hereby accepts and agrees to such employment and agrees to carryout his duties and responsibilities to the best of his ability in a competent, efficient and businesslike manner.

2. Term. This Agreement is effective January 1, 2005 and will expire on December 31, 2007; provided that on December 31, 2005 and on each December 31st thereafter (each such December 31st is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year so as to terminate three years from such Renewal Date. This Agreement will not, however, be extended if the Bank gives written notice (“Nonrenewal Notice”) of such non-renewal to the Officer before the Renewal Date (the initial and any extended term of this Agreement is referred to as the “Employment Period”). The last day of the Employment Period is sometimes referred to in this Agreement as the “Expiration Date.”

3. Compensation.

(a) Base Salary. During the Employment Period, the Officer shall receive for his services an annual base salary (the “Base Salary”) in an amount to be determined by the Bank in accordance with the salary administration program of the Bank as it may from time to time be in effect. The Base Salary will be reviewed annually and may be adjusted upward or downward in the sole discretion of the Compensation Committee or the Board of Directors. In no event, however, will the Base Salary be less than $125,000.

(b) Annual Bonus. During the Employment Period, the Officer may be entitled to receive annual cash bonus payments in such amounts and at such times as may be determined by the Compensation Committee or the Board of Directors of the Bank.

(c) Insurance Benefits. The Bank shall provide to the Officer, at the Bank’s expense, family health, dental and supplemental disability insurance benefits on the same basis as other similarly situated officers of the Bank.

(d) Other General Benefits; Vacation. The Officer will be entitled to participate in any and all incentive, savings, retirement, life insurance, medical, sick leave, and other employee benefit plans and programs of the Bank that may be in effect from time to time, to the extent the Officer is eligible under the terms of those plans and programs. The Bank reserves the right to modify, add or eliminate benefits for its employees as it deems appropriate. The Officer will be entitled to paid vacation each year in accordance with the vacation policies of the Bank as in effect from time to time.

(e) Business Expenses. The Bank will pay on behalf of the Officer (or reimburse the Officer for) reasonable expenses incurred by the Officer at the request of, or on behalf of, the Bank in the performance of the Officer ‘s duties pursuant to this Agreement and in accordance with the Bank’s policies.

(f) Automobile. The Bank will provide the Officer with an appropriate automobile, as determined by the Board of Directors, and will cover all costs associated with the operation of the automobile, including insurance, maintenance and fuel.

(g) Deferred Compensation Benefits. The Officer will be entitled to participation in a deferred compensation plan or agreement with the Bank to provide for certain supplemental nonqualified cash benefits in such amounts and on such terms and conditions as the parties may agree.

4. Termination and Termination Benefits. Notwithstanding the provisions of Section 2, and in addition to the expiration of the existing term of this Agreement following receipt by either party of a Nonrenewal Notice described in Section 2, the Officer’s employment will terminate under the following circumstances and will be subject to the following provisions:

(a) Termination as a Consequence of Death or Disability. If the Officer dies while employed by the Bank, the Bank will pay his estate his Base Salary through the end of the calendar month in which his death occurs. If the Officer becomes “disabled” (as defined below), the Bank may give the Officer written notice of its intention to terminate the Officer’s employment, in which event the Officer’s employment with the Bank will terminate on the 30th day after receipt of such notice by the Officer.

For purposes of this Section 4, the Officer is “disabled” if he is unable to perform substantially all of his duties and responsibilities hereunder, which disability lasts for an uninterrupted period of at least 180 days or a total of at least 240 days out of any consecutive 360 day period, as a result of the Officer’s incapacity due to physical or mental illness (as determined by the opinion of an independent physician selected by the Bank).

(b) Termination for Cause. The Officer’s employment may be terminated for Cause at any time without further liability on the part of the Bank. If the Bank terminates the Officer for Cause, the Officer shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after such termination. Only the following shall constitute “Cause” for such termination:

(i) continual or deliberate neglect by the Officer in the performance of his material duties and responsibilities as established from time to time by the Board of Directors of the Bank, or the Officer’s willful failure to follow reasonable instructions or policies of the Bank after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Bank) to remedy such failure;

(ii) conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud against the Bank or any subsidiary or affiliate thereof;

(iii) any breach by the Officer of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Bank, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Bank) to remedy such breach or violation; or

(iv) the willful engaging by the Officer in conduct that is reasonably likely to result, in the good faith judgment of the Bank, in material injury to the Bank, monetarily or otherwise.

(c) Termination by the Officer. The Officer may terminate his employment hereunder by written notice to the Board effective 30 days after receipt of such notice by the Board. Upon termination of employment by the Officer, the Officer shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after such termination.

(d) Termination by the Bank Without Cause. The Officer’s employment may be terminated by the Bank without Cause upon 30 days’ prior written notice of such termination, in which case the Officer will be entitled to the following benefits:

(i) For the period subsequent to the date of termination until the Expiration Date or for two years following the date of termination, whichever period is greater, the Bank shall continue to pay the Officer his Base Salary in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made to the Officer had his employment not been terminated, unless the Bank elects to make a lump sum severance payment in an equivalent amount within 30 days of the date of termination. The Bank and the Officer will use their best efforts to accelerate the vesting of any nonvested benefits, if any, of the Officer under any employee stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan or arrangement.

(ii) For the period subsequent to the date of termination until the Expiration Date or for two years following the date of termination, whichever period is greater, the Officer shall continue to receive medical and other insurance benefits pursuant to plans made available by the Bank to its officers and employees at the expense of the Bank to substantially the same extent the Officer received such benefits on the date of termination (it being acknowledged that the post-termination plans may be different from the plans in effect on the date of termination). For purposes of the application of such benefits, the Officer shall be treated as if he had remained in the employ of the Bank, with an annual salary at the rate in effect on the date of termination.

(iii) The Bank’s obligation to provide the Officer with medical and insurance benefits pursuant to Section 4(d)(ii) hereof shall terminate with respect to each particular type of insurance in the event the Officer becomes employed and has made available to him in connection with such employment that particular type of insurance, so long as such insurance is substantially similar to the insurance provided by the Bank.

(iv) The obligation of the Bank to continue to make any further payments and provide any further benefits to the Officer under this Agreement for the period after the Noncompete Period has expired and prior to the applicable date specified in (i) and (ii) above shall cease effective upon the Officer engaging in any conduct or activity that otherwise would have been prohibited under Section 5.

5. Covenants of the Officer.

(a) Noncompetition and Nonsolicitation. The Officer agrees that during the Employment Period and for a three-year period following the expiration of this Agreement or, if sooner, the termination of his employment for any reason during the Employment Period (the “Noncompete Period”), the Officer will not directly or indirectly, as a principal, agent, employee, employer, investor, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business anywhere in the Market Area (as defined below); (ii) solicit, or assist any other person in soliciting, any depositors or customers of the Bank or its Affiliates to make deposits in, borrow money from, or become customers of any other company conducting a Competitive Business in the Market Area; (iii) induce any customers of the Bank or its Affiliates to terminate their relationship with the Bank or its Affiliates; or (iv) contact, solicit, or assist in the solicitation of any employee to terminate his or her employment with the Bank or any of its Affiliates. Notwithstanding the foregoing, the Officer may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934.

(b) Definitions. As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: consumer savings, commercial banking, insurance brokerage, asset management, residential and commercial mortgage lending, and any other business in which the Bank or any of its Affiliates are engaged at the time of termination of the Officer’s employment; the term “Market Area” means Warren County, Virginia, and any other county or municipality in which the Bank has established and is continuing to operate a banking office or a loan production office (excluding for purposes of this Agreement an office providing residential mortgage loans) at the time of termination of the Officer’s employment; the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Bank; and the term “Person” means any person, partnership, corporation, company, group or other entity.

(c) Confidentiality. During the Employment Period and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, the Officer shall not, without the written consent of a person duly authorized by the Bank, disclose to any person (other than his personal attorney, or an employee of the Bank or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Officer of his duties as an employee of the Bank) or utilize in conducting a business any confidential information obtained by him while in the employ of the Bank, unless such information has become a matter of public knowledge at the time of such disclosure.

(d) Acknowledgment; Enforcement. The covenants contained in this Section 5 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. The Officer agrees that the restraints imposed herein are necessary for the reasonable and proper protection of the Bank and its Affiliates, and that each and every one of the restraints is reasonable in respect to length of time, geographic area and activities restricted. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 5 are found by an arbitrator or court to be unenforceable because the restrictions are overbroad, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. The Officer further acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 5 and, accordingly, the Officer agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin the Officer from violating any such covenants. All the provisions of this Section 5 will survive termination and expiration of this Agreement.

(e) Change in Control. Notwithstanding anything to the contrary contained in this Agreement, in the event of a “Change in Control” of the Bank (as such term is defined in the Change in Control Employment Agreement, dated as of January 1, 2005, between the Bank and the Officer (the “CIC Agreement”)) the restrictions imposed by this Section 5 shall not apply to the Officer after he ceases to be employed by the Bank.

6. Arbitration.

(a) Except as provided in Section 6(c) below, the Officer and the Bank acknowledge and agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration unless otherwise required by law, to be held in Front Royal, Virginia in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The party against whom the arbitrator(s) shall render an award shall pay the other party’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator(s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

(b) The arbitrator(s) shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law. The Officer hereby consents to the personal jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

(d) THE EXECUTIVE HEREBY CONFIRMS HE HAS READ AND UNDERSTANDS THIS SECTION 6, WHICH DISCUSSES ARBITRATION, AND UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, HE AGREES, EXCEPT AS PROVIDED IN SECTION 6(c), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF HIS RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF HIS RELATIONSHIP WITH THE BANK.

7. Change in Control of the Bank. This Agreement will terminate in the event there is a “Change in Control” of the Bank (as such term is defined in the CIC Agreement), provided the CIC Agreement continues to remain in effect at that time, and any termination benefits will be determined and paid solely pursuant to the CIC Agreement.

8. Miscellaneous.

(a) Severability. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

(b) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles.

(c) Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties. This Agreement may be amended only by an agreement signed by the parties hereto.

(d) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power, or privilege under this Agreement will operate as a waiver of such right, power, privilege.

(e) Binding Effect; Survival. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by the Officer. Except as otherwise expressly provided herein, upon the termination or expiration of this Agreement the respective rights and obligations of the parties hereto shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties embodied in the rights and obligations of the parties under this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

VIRGINIA SAVINGS BANK, F.S.B.

By:	/s/ Francis D. Hall
Francis D. Hall
Chairman of the Board

OFFICER

/s/ W. Michael Funk
W. Michael Funk